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EXHIBIT 5.1

February 6, 1997

Louis Dreyfus Natural Gas Corp.
14000 Quail Springs Parkway, Suite 600
Oklahoma City, Oklahoma   73134

     Re:  Offering of Common Stock of Louis Dreyfus Natural Gas Corp.

Ladies and Gentlemen:

     We have acted as counsel to Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,750,000 shares of common stock, $0.01 par value per share ("Common Stock"), of the Company to be offered to the public by the Company and 3,575,000 shares of Common Stock of the Company to be offered to the public by a selling shareholder (the "Selling Shareholder"), including 825,000 shares to be offered by the Selling Shareholder pursuant to underwriters' over-allotment options.

     We understand that a Registration Statement on Form S-3 in connection with such offering will be filed with the Securities and Exchange Commission on or about February 6, 1997 (the "Registration Statement").

     In connection with rendering this opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of all such documents and instruments as we have deemed necessary for the expression of the opinion herein contained, including the Certificate of Incorporation and Bylaws of the Company, copies of resolutions and consents of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock to be sold by the Company and related matters, and the Registration Statement and the exhibits thereto. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent verification of their accuracy.

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     Based upon the foregoing examination, we are of the opinion that:

     1. The shares of Common Stock to be issued by the Company in the offering as described in the Registration Statement have been duly and validly authorized for issuance and sale and the Common Stock, when issued by the Company, will be validly issued, fully paid and nonassessable; and

     2. The shares of Common Stock to be sold by the Selling Shareholder in the offering as described in the Registration Statement are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              CROWE & DUNLEVY,
                              A Professional Corporation



                              By:   /s/ Michael M. Stewart
                                   ----------------------
                                   Michael M. Stewart